Exhibit 99.1

Silo Pharma Finalizes Sublicense Deal for its Targeted Psilocybin Cancer Therapeutic Technology

Agreement to explore the use of Silo Pharma’s Novel Peptide

Englewood Cliffs, NJ, April 7, 2021 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO) a developmental stage biopharmaceutical company focused on the use of psilocybin as a therapeutic, today announced that it has finalized an agreement to sublicense the technology covered by its recently announced provisional patent applications filed with the United States Patent and Trademark Office (USPTO). The patent applications pertain to Silo Pharma’s novel and proprietary central nervous system (CNS) homing peptides for use in the therapeutic treatment of pain from neuroinflammation in cancer patients.

Eric Weisblum, CEO of Silo Pharma, Inc, stated “We are excited about the next steps of this relationship and the sublicense culminates the previous Letter of Intent announced earlier in February. We are pleased to have a broader team of industry participants working to explore and expand the use of our novel peptides. As a company, we believe that Silo Pharma’s greatest purpose is to create value for its shareholders while working diligently to develop a new novel class of therapeutics for patients suffering from debilitating afflictions, such as cancer.”

About Silo Pharma
Silo Pharma. Inc. is a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry.  For more information, visit www.silopharma.com

Safe Harbor and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations Contact:
Hayden IR
Brett Maas
646-536-7331
Email: brett@haydenir.com